Exhibit 99.1
GMXR

FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT

Alan Van Horn
Manager, Investor Relations
405.254.5839

GMX RESOURCES INC.  Provides Company Update

Oklahoma City, Oklahoma, Friday, February 8, 2013. GMX RESOURCES INC., NYSE: ‘GMXR’ (the “Company”); an oil and gas exploration and production Company with assets in the Williston Basin, Denver Julesburg (“DJ”) Basin and East Texas Basin.

No Near-Term Debt Maturity
The remaining balance of the Company’s 5% Convertible Senior Notes Due 2013 has been retired as of February 1, 2013. The Company has no debt maturities until May 2015.
Operations Update

The Heiser 11-2-1H well, located in Sections 2 & 11, Township 145N Range 99W in McKenzie County has been successfully fracture stimulated. The Company has a 66% working interest; this well targeted the Middle Bakken with a lateral length of 9,620'.

The Lange 44-31-2H, located in Sections 30 & 31, Township 147N Range 99W in McKenzie County, North Dakota is currently in completion phase. The Company has an 89% working interest; this well targeted the Middle Bakken with a total depth of 20,255' and a lateral length of 8,630'. The well was drilled parallel to the Lange 11-30-1H our best well to date.

The Helmerich & Payne FlexRig 3™ #255 has been relocated to Sections 16 & 21, Township 143N Range 99W in Billings County, North Dakota. The rig has re-entered the Fairfield State 21-16-1H and used the existing vertical wellbore to drill a horizontal Middle Bakken lateral – the Fairfield State 21-16-1H RE. The Company has completed the drilling of the Fairfield State 21-16-1H-RE in January 2013, and is now drilling the Fairfield 21-16-2H which is also targeting the Middle Bakken. Both wells are planned as 9,850' horizontal laterals. The Company plans to fracture stimulate the wells simultaneously. The pad drilling and zipper-frac is expected to reduce the overall project cost in which the Company has a 96% working interest. The Company expects to have both wells contributing to production in mid-to-late March 2013, weather permitting.

The Company has elected to participate in five separate wells with Whiting Petroleum Corporation. The wells are all located in Stark County, North Dakota. All five wells are targeting the Pronghorn Sand and are in various stages of being drilled or are waiting on completion services. The Company anticipates that some wells will be completed and contribute to production during the first quarter of 2013. The following table summarizes the active non-operated Bakken drilling activities:

Well Name	GMXR WI%	Township	Range	County	Target
Marsh 41-16PH	2.083%	140N	97W	Stark	Pronghorn Sand
Wagner Farms 11-16PH	2.083%	140N	97W	Stark	Pronghorn Sand
Buresh 41-15PH	0.416%	140N	97W	Stark	Pronghorn Sand
Havelka 11-15PH	0.416%	140N	97W	Stark	Pronghorn Sand
Havelka 21-15PH	0.416%	140N	97W	Stark	Pronghorn Sand

Fourth Quarter, Year-End Production
The Company’s production for the fourth quarter of 2012 was approximately 310,000 BOE, which included approximately 55,100 Bbls of oil, 1.4 Bcf of natural gas and 23,800 Bbls of NGLs. The 55,100 Bbls of oil was virtually all Bakken generated and resulted in an average of ~600 Bbls/day as compared to approximately 13,100 Bbls, or 142 Bbls/day, in the Bakken during the fourth quarter of 2011, an increase of 319%. The Company’s natural gas and NGL production during the fourth quarter of 2012 declined an estimated 65% and 78%, respectively, from the fourth quarter of 2011, primarily due to the sale of the Cotton Valley Sands producing assets in the fourth quarter of 2012, the sale of a Volumetric Production Payment for a portion of our Haynesville/Bossier reserves and the decision in mid-2011 to temporarily suspend Haynesville/Bossier drilling activities.

Production for the year-end 2012 was approximately 1.9 MMBOE, which included approximately 203,500 Bbls of oil, 8.9 Bcf of natural gas and 237,500 Bbls of NGLs. The 203,500 Bbls of oil in 2012 represents an approximate 119% increase over 2011 production. Estimated Bakken oil production for 2012 was 148,500 Bbls compared to approximately 13,100 Bbls in 2011, an increase of 1,037%.
2012 Capital Expenditures
For the year ended December 31, 2012, the Company’s estimated cash outlays for capital expenditures, excluding capitalized G&A expenses and interest were approximately $96.1 million, of which $77.5 million was for drilling in the Williston Basin, $4.9 million was for Bakken leasehold, $2.7 million was for DJ Basin-Niobrara activities, and $11.0 million was primarily for rig sub-lease fees, infrastructure and equipment.
Liquidity Update
The Company’s available cash at year-end 2012 was $46.0 million and includes $16.8 million reserved for the maturity of the Company’s 5% Convertible Senior Notes due 2013. The Company has recently sought indications of interest for certain debt and equity liquidity alternatives, but not yet received sufficient support for all of its liquidity needs or plans. The Company is continuing to explore and evaluate options for its capital needs, as well as continuing to evaluate and finalize its 2013 budget for capital expenditures based on its available liquidity.
GMXR is a resource play rich exploration and production Company. The company is currently developing its Bakken and Three Forks oil shale resources located in the Williston Basin, North Dakota. The company is also planning test wells in the DJ Basin, Wyoming targeting additional potential oil resources in the Niobrara Petroleum System. GMXR’s large natural gas resources are located in the East Texas Basin, primarily in the Haynesville/Bossier gas shale and the Cotton Valley Sand Formation; where the majority of GMXR’s acreage is contiguous, with infrastructure in place and substantially all held by production. GMXR believes these oil and natural gas resource plays provide a substantial inventory of operated, high probability, repeatable, organic growth opportunities in constantly changing economical environments. GMXR's multiple basin strategy provides flexibility to allocate capital to achieve the highest risk adjusted rate of return, with both oil and natural gas resources throughout its portfolio.
Please visit www.gmxresources.com for more information on GMXR.
This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that GMXR expects, believes or anticipates will or may occur in the future are forward-looking statements. They include statements regarding the Company’s 2013 drilling plan and estimated capital expenditures, the number and location of planned wells, and statements regarding the quality of GMXR's properties and resource potential. These statements are based on certain assumptions and analysis made by GMXR in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes appropriate in the circumstances, including the assumption that there will be no material change in the operating environment for GMXR's properties. Such statements are subject to a number of risks, including but not limited to risks relating to the Company’s ability to obtain financing for its planned activities, commodity price risks, drilling and production risks, risks related to weather and unforeseen events, governmental regulatory risks and other risks, many of which are beyond the control of GMXR. Reference is made to GMXR's reports filed with the Securities and Exchange Commission for a more detailed disclosure of the risks. For all these reasons, actual results or developments may differ materially from those projected in the forward-looking statements.